                                                                    EXHIBIT 10.7


                                SUPPLY AGREEMENT


Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission

BETWEEN:

(1) ENDEAVOR PHARMACEUTICALS, INC., a corporation organized and existing under the laws of the State of Delaware, with offices at 127 Racine Drive, Suite 202, Wilmington, North Carolina 28403 (hereinafter referred to as "ENDEAVOR")

AND:

(2) ORGANICS/LAGRANGE, INC., a corporation organized and existing under the laws of the State of Illinois, with offices at 1935 Techny Road, Suite 14, Northbrook, Illinois 60062 (hereinafter referred to as "ORGANICS")

(A) WHEREAS, ENDEAVOR is in the business of the development, manufacture and distribution of finished drug products; and

(B) WHEREAS, ORGANICS is the owner of proprietary technology and is in the business of the development, manufacture and distribution of APIs (as defined below), including Substance (as defined below), which contain one (1) or more Estrogen Sulfates (as defined below); and

(C) WHEREAS, ENDEAVOR wishes to purchase Substance from ORGANICS for use in the manufacture of Product (as defined below) under the terms and conditions set out in this Agreement; and

(D) WHEREAS, ORGANICS wishes to supply Substance to ENDEAVOR for use in the manufacture of Product under the terms and conditions set out in this Agreement.

NOW THEREFORE, in consideration of the obligations hereinafter assumed and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledges ORGANICS and ENDEAVOR enter into this Agreement:

Article 1.        Definitions

When capitalized, the following terms shall, for all purposes of this Agreement, have the meanings specified in this Article 1:

1.1 Agreement. "Agreement" shall mean this document together with all exhibits and/or amendments thereto.


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1.2      API(s). "API" (Active Pharmaceutical Ingredient) or "APIs" shall mean any bulk drug substance that is represented for use in a finished drug product and that, when used as intended in the manufacturing, processing or packaging of such drug product, becomes an active ingredient of a finished dosage form of the drug.

1.3 Batch. "Batch" shall mean a specific quantity of Substance that is intended to have uniform character and quality, within specified limits, and is produced according to an order during the same cycle of manufacture.

1.4 Claim. "Claim" shall have the meaning defined in Section 9.4 of this Agreement.

1.5 Co-marketer. "Co-marketer" shall mean a third party having the right to participate with ENDEAVOR in the sales, marketing and/or distribution of Product.

1.6 Confidential Information. "Confidential Information" shall have the meaning defined in Article 6 of this Agreement.

1.7 Conjugated Estrogens. "Conjugated Estrogens" shall mean an API and/or finished drug product composed of a mixture of various Estrogen Sulfates such as, but not limited to, * and which exhibits an *of no less than *.

1.8 Contract Manufacturer. "Contract Manufacturer" shall mean a third party chosen by Endeavor to contract manufacture Product for Endeavor.

1.9 Contract Quarter. "Contract Quarter(ly)" shall mean any period of three consecutive calendar months commencing with the first day of any January, April, July, or October.

1.10 Delta. "Delta" shall mean the Delta Component supplied to ORGANICS by or on behalf of ENDEAVOR.

1.11     Delta Component. "Delta Component" shall mean *.

1.12 Delta Specifications. "Delta Specifications" shall mean the written standards established for the characteristics, quality, and quality control testing of Delta set forth in Exhibit B.

1.13 DMF(s). "DMF" or "DMFs" shall mean a Drug Master File as described under the United States Code of Federal Regulations in 21 CFR 314.420.

1.14     Estrogen Sulfate. "Estrogen Sulfate" shall mean any *.

1.15 FDA. "FDA" shall mean the United States Food and Drug Administration of the Department of Health and Human Services.

1.16 GMP(s). "GMP" or "GMPs" shall mean the current Good Manufacturing Practices regulations promulgated by the FDA and codified under United States Code of Federal Regulations in 21 CFR Parts 210 and 211, as amended.

1.17 Lot. "Lot" shall mean a Batch, or a specified identified portion of a Batch, having uniform character and quality within specified limits.

1.18 NDA. "NDA" shall mean one or more New Drug Applications filed with the FDA pursuant to the Food, Drug and Cosmetic Act of the United States and the regulations promulgated

         * Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.


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         thereunder, including any amendments or supplements thereto and any documents incorporated therein by reference.

1.19 Product. "Product" shall mean ENDEAVOR'S Conjugated Estrogens tablets containing Substance alone or in combination with other pharmaceutical ingredients, manufactured by or for ENDEAVOR under ENDEAVOR'S NDA.

1.20 Producer Price Index. "Producer Price Index" shall mean the Producer Price Index for Industrial Commodities; Drugs, and Pharmaceuticals (06-3), published by the United States Department of Commerce.

1.21 Specifications. "Specifications" shall mean the written standards established for the characteristics, quality, and quality control testing of Substance set forth in Exhibit A.

1.22 Substance. "Substance" shall mean the API supplied by ORGANICS hereunder and intended to meet the Specifications set forth in Exhibit A hereto and which shall be referred to by ORGANICS as *.

1.23 Synthetic Conjugated Estrogens. "Synthetic Conjugated Estrogens" shall mean Conjugated Estrogens of any specification, including, but not limited to Substance, manufactured by synthesis from various steroidal components and which do not contain any substance or material of equine origin.

1.24     Term. "Term" shall refer to the term of this Agreement, as set forth in
         Section 8.1.

1.25 USA. "USA" shall mean the United States of America, its territories and possessions, including the District of Columbia. the Commonwealth of Puerto Rico, the Virgin Islands, Guam, and all other places under the jurisdiction thereof.

1.26 USP. "USP" shall mean the United States Pharmacopoeia, including, but not limited to, its supplements, monographs, and general notices and requirements.

Article 2.        Supply, Price, Payment

2.1 Supply. Subject to the provisions of Section 3.4 and Articles 4 and 6 hereof, ORGANICS shall manufacture, or procure the manufacture, and supply to ENDEAVOR, and ENDEAVOR shall purchase from ORGANICS, ENDEAVOR'S total requirements of Synthetic Conjugated Estrogens APIs containing the Delta Component meeting the Specifications and any Synthetic Conjugated Estrogens APIs containing the Delta Component with substantially similar specifications (i.e. the same active estrogens content at the same ratios). ORGANICS shall not prepare for or sell to any third party other than Berlex Laboratories (pursuant to Berlex Laboratories' rights in force at the execution of this Agreement) a Synthetic Conjugated Estrogens API containing the Delta Component.

2.2 Price, Shipping Terms. The prices charged by ORGANICS to ENDEAVOR for Substance delivered to ENDEAVOR hereunder shall be as set forth in Exhibit C, which prices may be modified or changed each calendar year according to the provisions of Section 2.3, set forth hereinbelow.

         The shipping terms reflected on the invoices issued by ORGANICS for Substance shipped under this Agreement shall be FOB shipping point.

         * Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.


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2.3      Price Increase.

         (a) Pursuant to 2.3(b) and 2.3(c) hereof, ORGANICS shall have the right to raise its then current price for Substance twice per calendar year, such adjustments to be effective on January 1 and July 1 of the calendar year, provided that ORGANICS first notifies ENDEAVOR in writing of such price increase at least six (6) months prior to the effective date thereof, ORGANICS may, at its option, increase its price pursuant to either 2.3(b) or 2.3(c), but not both, for any calendar year.

         (b)      *

         (c)      *

         (d) Price increases pursuant to Section 2.3(c) hereof shall be subject to audit for twelve (12) months following the end of the year to which they apply, upon notice by ENDEAVOR within such time period. The audit shall be conducted by an independent auditor selected by ENDEAVOR and reasonably acceptable to ORGANICS, who has executed a confidentiality agreement acceptable to ORGANICS. Such auditor shall maintain confidentiality as to the financial information reviewed and shall disclose, in writing to ORGANICS and ENDEAVOR, only the result of its audit as to the calculation of the price increase. The costs of such audit shall be borne by the non-prevailing party.

2.4      Invoices, Payments.

         (a) For a "Preliminary Period," ENDEAVOR shall make an advance deposit with respect to each purchase order. Each such advance deposit shall be in the amount of fifty percent (50%) of the total amount due for such purchase order and shall be paid to ORGANICS within 10 calendar days of acknowledgement of the purchase order by ORGANICS. Such Preliminary Period shall begin on the effective date of this Agreement and shall continue until ENDEAVOR shall have paid all amounts due (including the advance deposit and remaining amounts) on a timely basis for four (4) years, at which time ORGANICS shall have the option to either: (i) eliminate the advance deposit and accept payment upon shipment; or, (ii) pay interest to ENDEAVOR on all advance deposits at the then effective twenty-six (26) week Treasury Bill rate plus 100 basis points.

         (b) Invoices issued by ORGANICS with respect to sales of Substance shall be rendered via facsimile promptly after shipment and the amount due on such invoices shall be paid to ORGANICS, in United States currency, within thirty (30) days after the date of invoice for each delivery of Substance accepted by ENDEAVOR under the provisions of Section 4.7 of this Agreement. All payments of advance deposits and of invoices shall be made via electronic bank wire transfer to the account of ORGANICS as specified by ORGANICS by written notice to ENDEAVOR.

         (c) In the event ENDEAVOR shall, with respect to any delivery hereunder, fail to make payment of the total amount due with respect to the invoice relating to such delivery within thirty
                  (30) days after the date of such invoice, and shall fail to remedy such default within five (5) business days after receipt of written or facsimile notice of same from ORGANICS ORGANICS may suspend its obligations hereunder until payment for such delivery has been made and any such suspension shall not constitute a breach of this Agreement, and/or may exercise any other rights it may possess, either at law or in equity, and/or may terminate this Agreement in accordance with Article 8 of this

                  * Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.


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                  Agreement; and/or, if such failure by ENDEAVOR shall occur after the expiration of the Preliminary Period, ORGANICS may, by notice to ENDEAVOR, re-impose therequirements of Section 2.4(a) for a period which shall begin forthwith and continue until ENDEAVOR shall have paid all amounts due on a timely basis for four (4) years.

         (d) If ENDEAVOR shall pay ORGANICS fifty percent (50%) of the amount due with respect to any purchase order as an advance deposit as described in Section 2.4(a) hereof and the remaining amount due net of applicable discount with respect to such purchase order prior to the date of shipment specified in the acknowledgment of such purchase order, ORGANICS shall grant a discount of two percent (2%) with respect to the entire amount due with respect to such purchase order.

Article 3.        Restrictions on Use Compliance

3.1 Restrictions on Use. ENDEAVOR agrees that: (a) it will nor use/or permit the use of, Substance supplied by ORGANICS for the manufacture of any finished drug products indicated for contraception, fertility control, or abortive use without the written permission of ORGANICS;
         (b) it will not sell or otherwise transfer any amount of Substance supplied by ORGANICS to any third party without the written permission of ORGANICS, except a transfer of Substance to a Contract Manufacturer who processes such Substance into Product for ENDEAVOR under ENDEAVOR'S NDA or tests to determine conformity to Specifications herein; (c) it will use or allow the use of Substance only for the development, manufacture, distribution and sale of Product; and, (d) during the term of this Agreement and for a period of ten (10) years following termination of this Agreement, it will not conduct any reverse engineering of Substance or cause or allow such reverse engineering to be conducted by others on ENDEAVOR'S behalf. For purposes of this Section, "reverse engineering" shall mean the use of Substance or ORGANICS' Confidential Information to (i) develop, or (ii) analyze for the purpose of developing, an API to replace Substance.

3.2 Compliance. ORGANICS agrees to promptly notify ENDEAVOR of all issues of which ORGANICS is aware which, as defined by applicable GMPs and other FDA requirements, may impact the regulatory status of Product, including but not limited to: (a) changes in ORGANICS' supplier(s) of steroids; (b) changes in the Substance manufacturing process; (c) changes in ORGANICS' manufacturing equipment; (d) manufacturing site changes; (e) changes in Substance specifications and/or test methods; and, (f) any Substance stability failures.

         ORGANICS further agrees, prior to amending any ORGANICS DMF that is referenced or contained in ENDEAVOR'S NDA, to provide reasonable advance written notice to ENDEAVOR, such that: (a) if such DMF amendment will require a supplement and/or amendment to the NDA that is subject to an FDA thirty (30) day notification period, then ORGANICS will provide no less than ninety (90) days' notice; (b) if such DMF amendment will require a supplement and/or amendment to the NDA that is subject to prior approval by FDA, then ORGANICS will provide sufficient notice to allow ENDEAVOR to obtain such prior approval.

         ENDEAVOR agrees to promptly notify ORGANICS, either itself or through its supplier of Delta, of all issues which, as defined by applicable GMPs and other FDA requirements, may impact the regulatory status of Substance, including but not limited to: (a) changes in the Delta manufacturing process; (b) changes in Delta manufacturing equipment;
         (c) manufacturing site


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         changes; (d) changes in Delta specifications and/or test methods; and,
         (e) any Delta stability failures.

         The parties recognize that the extent to which GMPs are applicable to the production, storage and/or use of Substance and/or Product has evolved over time and continues to evolve as FDA modifies its positions on such applicability. With respect to Substance manufactured and/or delivered by ORGANICS to ENDEAVOR pursuant to this Agreement, the parties agree that compliance with GMPs will refer to those GMPs which are applicable to the manufacture of Substance, to be determined on a Batch-by-Batch basis as of the date of final quality control release by ORGANICS of each Batch. In the event of a dispute between the parties as to the applicability of GMPs, the decision of a mutually acceptable expert in GMP compliance, having signed a confidentiality agreement acceptable to ORGANICS, will be sought and shall be binding on the parties. The costs of the expert shall be borne by the non-prevailing party.

3.3 Alternative Source of Supply. ORGANICS shall use reasonable commercial efforts to identify a third party to act as an alternative source of supply for Substance to be provided hereunder to ENDEAVOR. Such third party shall be reasonably acceptable to and qualified by ENDEAVOR and shall supply Substance to ORGANICS and shall be subject to ORGANICS' quality assurance procedures. In such event, ORGANICS shall be under the same obligation as to pricing, quantities, quality, time constraints and other related supply matters as are provided herein for ORGANICS and ORGANICS shall guarantee performance of such third party.

3.4      Exclusive Sale. ORGANICS agrees that, subject to the provisions of
         Section 2.1 hereinabove, so long as ENDEAVOR is not in default pursuant to the terms and provisions of this Agreement and complies with the minimum annual purchases and/or fees provisions of Section 4.4 hereinbelow, ORGANICS will not sell Synthetic Conjugated Estrogens APIs containing the Delta Component to any third party. In the event of a breach of this Agreement by ENDEAVOR which is not cured within the applicable time period specified in Section 8.2(a), or a failure by ENDEAVOR to comply with the minimum annual purchases and/or fees provisions set forth hereinafter in Section 4.4, then this provision of exclusivity shall no longer be applicable and ORGANICS, at its sole option, shall be free to sell or transfer Synthetic Conjugated Estrogens APIs containing the Delta Component to third parties for any use, without restriction and without affecting either party's remaining obligations hereunder, provided, however that, subject to the provisions of Section 2.1, ORGANICS shall not sell Synthetic Conjugated Estrogens containing the Delta Component to any third party for use or inclusion in any product intended to be filed as, or filed as, an Abbreviated New Drug Application referencing an ENDEAVOR Product NDA.

         In the event that ENDEAVOR provides notice to ORGANICS of its intention to terminate this Agreement under the provisions of Section 8.1 of this Agreement, upon receipt of such notice, ORGANICS shall have the irrevocable right to elect to seek out and develop markets for Synthetic Conjugated Estrogens APIs containing the Delta Component, and shall, for the last twelve (12) months of the period specified in
         Section 8.1 hereof, have the irrevocable right to sell Synthetic Conjugated Estrogens APIs containing the Delta Component to any third party for any use without restriction, which act(s) shall nor be deemed to be in breach or violation of this Agreement including, but not limited to, the first paragraph of this Section 3.4.

3.5 Other Estrogen Products. In the event ENDEAVOR decides to market any Estrogen Sulfate finished drug product other than Product, ENDEAVOR agrees to promptly notify ORGANICS thereof, and, within thirty (30) days of ENDEAVOR's notice, to give ORGANICS the opportunity to submit its bid for supplying the relevant APIs. In connection therewith,


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3.6      ENDEAVOR agrees to promptly furnish ORGANICS with all relevant information in order to enable ORGANICS to submit said bid.

Article 4.        Orders, Shipment, Acceptance

4.1 Forecasts. Commitments, Purchase Orders. Subject to Section 4.2 hereinbelow, on the quarterly schedule described in this Section 4.1, ENDEAVOR shall submit to ORGANICS its written forecasts of the quantities of Substance which ENDEAVOR expects to purchase in each of eight (8) consecutive Contract Quarters (hereinafter, cumulatively, "Planning Period"). The Forecast for the first of the eight ( 8 ) Contract Quarters in any such Planning Period shall be deemed a firm commitment for which ENDEAVOR shall, subject to the provisions of
         Section 2.4, submit its purchase order(s) to ORGANICS; forecasts for the following seven (7) Contract Quarters in said Planning Period shall be considered as good faith estimates only, and shall not be binding on the parties. Each such quarterly submission shall update and revise previous Forecasts. ORGANICS shall notify ENDEAVOR promptly after receiving such forecasts and firm Commitments whether it anticipates an inability to supply the quantities of Substance specified in such forecasts and firm commitments.

         On a date which shall not be more than sixty (60) days in advance of the date on which purchase orders must be submitted, ORGANICS agrees to provide advance notice by facsimile to ENDEAVOR confirming the date by which ENDEAVOR'S forecasts and purchase orders are to be submitted to ORGANICS. ORGANICS further agrees to adjust said submission date as necessary to allow ENDEAVOR reasonable time to incorporate price increases, if any, in its purchase orders, as provided in Section 2.3 of this Agreement. Unless so adjusted by ORGANICS, each such advance notice shall request that ENDEAVOR's forecast and its corresponding purchase order(s) be submitted at least one hundred ninety-five (195) days prior to the beginning of the Planning Period such that: (a) the forecast for the Planning Period beginning in January of any calendar year shall be submitted to ORGANICS by June 15th of the previous calendar year; (b) the forecast for the Planning Period beginning in April of any calendar year shall be submitted to ORGANICS by September 15th of the previous calendar year; (c) the forecast for the Planning Period beginning in July of any calendar year shall be submitted to ORGANICS by December 15th of the previous calendar year; and (d) the forecast for the Planning Period beginning in October of any calendar year shall be submitted to ORGANICS by March 15th of that calendar year.

         ENDEAVOR agrees to forecast and order Substance in * increment quantities. ORGANICS agrees to accommodate ENDEAVOR'S requirements for Substance for each Contract Quarter, subject to the provisions set out in Section 4.2 hereinbelow and subject to the provisions of Article 6 herein including, but not limited to, the timely receipt of Delta from ENDEAVOR. Upon receipt of ENDEAVOR'S purchase orders, which shall specify shipment dates not less than one hundred ninety-five (195) days nor more than two hundred eighty-five (285) days from the date of such purchase order, and any advance deposit required pursuant to Section 2.4, ORGANICS shall place said purchase orders in its production schedule and set dates for shipment. These shipment dates shall be as close as reasonably possible to ENDEAVOR'S desired shipment dates. The acknowledgment of the purchase order shall be confirmed by ORGANICS in writing to ENDEAVOR.

4.2 Quantities. The total quantities of Substance ordered for delivery during any Contract Quarter shall be at least the quantity which ENDEAVOR committed to in its firm commitment. In the event that ENDEAVOR orders quantities of Substance which exceed by more than * the quantity

         * Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.


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         forecasted in its firm commitment, ORGANICS shall have an additional *
         days to manufacture and ship such excess quantities.

4.3      Cancellation Policy. Notwithstanding the force majeure provisions of
         Section 10.1 hereinbelow, ENDEAVOR agrees that any purchase order issued to ORGANICS for Substance under this Agreement and acknowledged by ORGANICS in writing shall be deemed irrevocable. Accordingly, in the event that, for any reason unrelated to ORGANICS' ability to supply against such purchase order, ENDEAVOR requests cancellation of an acknowledged purchase order before manufacturing has begun, ORGANICS may, at its sole discretion, allow cancellation and assess ENDEAVOR a Cancellation fee in the amount of fifty percent (50%) of the invoice amount of the order, which fee shall be due and payable within thirty
         (30) days of the originally scheduled shipment date. If an advance deposit has been received with respect to such order, such advance deposit shall be treated as the cancellation fee. In the event that ENDEAVOR, subject to the provisions of Section 4.1, issues a new purchase order requesting delivery of an equal or greater amount of Substance within twelve (12) months of the originally scheduled shipment date, the full amount of the cancellation fee paid by ENDEAVOR shall be applied by ORGANICS toward payment of the invoice for the new order at the then applicable price. However, if no such shipment has been made within twelve (12) months following the originally scheduled shipment date of a canceled purchase order, provided that such failure is not due to any fault or failure of ORGANICS, the cancellation fee shall be deemed to be forfeited. In no case shall ENDEAVOR be permitted to cancel an acknowledged purchase order after manufacturing has begun.

4.4      Minimum Annual Purchases or Fees. Subject to the provisions of this
         Article 4, ENDEAVOR agrees that in each calendar year, beginning with calendar year 2000, it shall issue purchase orders for Substance to ORGANICS and/or shall remit the difference between the value of its purchase orders for the calendar year at the then current price and a minimum annual fee to be invoiced by ORGANICS such that: (a) for calendar year 2001, ENDEAVOR shall have taken delivery of a minimum of
         * of Substance or paid ORGANICS *; (b) for each of the calendar years 2002 and 2003, ENDEAVOR shall have taken delivery of a minimum of * of Substance or paid ORGANICS the difference between the value of the actual quantity delivered in the calendar year and *; (c) for each of the calendar years 2004 and 2005, ENDEAVOR shall have taken delivery of a minimum of * of Substance or paid ORGANICS the difference between the value of the actual quantity delivered in the calendar year and *; (d) for calendar year 2006, ENDEAVOR shall have taken delivery of a minimum of * of Substance or paid ORGANICS the difference between the value of the actual quantity delivered in the calendar year and *; and, (e) for each calendar year beginning with calendar year 2007, ENDEAVOR shall have taken delivery of * or * of the previous calendar year's deliveries of Substance, in kilograms, whichever is the greater quantity.

         In the event that ENDEAVOR fails to take delivery of said minimum annual quantities and/or to remit said minimum fees, provided that such failure is not due to any fault or failure to supply by ORGANICS (including (i) ORGANICS' failure to deliver * of the quantity of Substance ordered pursuant to Section 4.5 below, or (ii) Substance that is appropriately rejected pursuant to Sections 4.7 and 4.8 below), then, as ORGANICS' exclusive remedy, the provision of exclusivity described in the first paragraph of Section 3.4 hereinabove shall no longer be applicable and ORGANICS, at its sole option, shall be free to sell or transfer Synthetic Conjugated Estrogens APIs containing the Delta Component, except as provided for in the first paragraph or
         Section 3.4, to any other party for any use without restriction and without affecting the remaining obligations hereunder.

         * Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.


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4.5      Delivery, Shipment. ORGANICS agrees that, in executing purchase orders for Substance from ENDEAVOR, it will follow any reasonable specifications as to common carrier and shipping specifications. Actual delivery date shall be within ten (10) days of the confirmed and acknowledged delivery date. ORGANICS shall be deemed to have delivered adequate and appropriate quantity against ENDEAVOR'S purchase order if the quantity delivered is within ten percent (10%) of the quantity ordered.

4.6 Title Loss. In all sales of Substance, legal title and risk of loss shall pass from ORGANICS to ENDEAVOR at the point of delivery to a common carrier.

4.7 Samples, Acceptance, Rejection. ORGANICS shall not, except with ENDEAVOR'S express consent in writing, fulfill any orders placed by ENDEAVOR by shipping or delivering Substance without an accompanying certificate of analysis. Upon receipt of any shipment of Substance, ENDEAVOR shall determine if the specific delivery of Substance conforms to Specifications at the time of delivery, and shall notify ORGANICS of any analytical determination using validated methodology indicating failure to conform.

         If any shipment fails to conform to Specifications, ENDEAVOR shall promptly, but no later than twenty (20) business days after receipt of the specific de1ivery, notify ORGANICS that the shipment has failed to conform to Specifications; failure to notify ORGANICS within this period and/or proceeding with the manufacture of Product shall be deemed to be acceptance by ENDEAVOR of the shipment. ENDEAVOR's acceptance does not waive warranties. In the event that ENDEAVOR notifies ORGANICS of the rejection of any specific shipment of Substance, ENDEAVOR shall handle and store such Substance according to label requirements until ORGANICS has responded to the notice. ORGANICS, within thirty (30) days of receipt of the notice, may elect to have an agent inspect a sample of the rejected material, either at ENDEAVOR'S facility or at ORGANICS' facility. If there is any dispute between the parties, as to the acceptance or rejection of a shipment of Substance, such dispute shall be promptly resolved by having an ORGANICS' representative observe the performance of the inspection or analytical testing of the rejected material by ENDEAVOR, and should such dispute remain unresolved, by having a representative of ENDEAVOR observe the performance of the inspection or analytical testing by ORGANICS of ORGANICS' retained sample of the relevant Batch of Substance. If the discrepancy in observations or results cannot be resolved, then the inspection or testing shall be promptly performed on ORGANICS' retained sample, using ORGANICS' analytical methodology, by a mutually acceptable, qualified third party, having signed a confidentiality agreement acceptable to ORGANICS, who will resolve such dispute and such resolution shall be binding on both panics. In the event the third party's testing demonstrates that ENDEAVOR'S rejected material is out of Specification and ORGANICS' retained sample is within Specification, the parties agree to cooperate in good faith and establish a joint investigation team to determine the cause of the differing sample results. The investigation team will issue a report determining the cause of such discrepancy. The costs of the third party inspection or testing shall be done by the non-prevailing party.

4.8 Replacement. Subject to the provisions contained in Sections 4.7 and 9.l(a) herein, rejected Substance shall be returned to the site designated by ORGANICS at ORGANICS' expense. The risk of loss for such returned Substance shall pass at the point of delivery to a common carrier and shall be borne by ORGANICS, provided that ENDEAVOR shall have given ORGANICS ten (10) days advance written notice of such return. ORGANICS shall, if it is responsible for non-compliance, use reasonable best efforts to replace any delivery of Substance rejected by ENDEAVOR as quickly as commercially practicable but in no event longer than two hundred forty (240) days, or refund any amounts paid by ENDEAVOR with respect to such shipment, at ENDEAVOR'S option.

4.9 Stability, Record Keeping, Inspection, etc. ORGANICS will: (a) select and retain samples of each Batch of Substance supplied hereunder and conduct an ongoing stability program in accordance with the provisions of the GMPs For APIs and ORGANICS' DMF (or any stability protocol mutually agreed to by the parties), and initiate and maintain all legally required documents and records including, without limitation, Batch and Lot production, and quality control and stability records capable of providing a complete and detailed manufacturing history, including the ability to trace all materials used by ORGANICS in the manufacture of Substance to their specific source by manufacturer's Batch or Lot control number, for such periods as are required by FDA;
         (b) conduct ongoing quality control and stability testing as provided in the applicable protocol and maintain such records; (c) furnish ENDEAVOR with copies of all Substance stability resting records at ENDEAVOR'S request; (d) at ENDEAVOR's option and upon reasonable notice to ORGANICS allow: (i) one (1) or more of ENDEAVOR's quality assurance employees or representatives to observe and inspect the non-proprietary manufacturing, packaging, testing, stability, and quality control facilities, records, and/or systems of ORGANICS which relate to Substance supplied hereunder for the purpose of determining compliance with the relevant GMPs; and (ii) a mutually acceptable, qualified third party chosen by ORGANICS and agreed to by ENDEAVOR, such agreement not to be unreasonably withheld, and who has signed a confidentiality agreement acceptable to ORGANICS, to inspect proprietary processes of ORGANICS which relate to Substance manufacturing by ORGANICS to determine compliance with the relevant GMPs, such inspection to be followed by an inspection by ENDEAVOR'S quality assurance personnel, having signed a confidentiality agreement acceptable to ORGANICS, only in the event that the third party finds critical defects and ORGANICS disagrees with such third party that remedial action is necessary, or disagrees with such third party as to whether or not the defect has been corrected (e) promptly inform ENDEAVOR of any actual or threatened legal or regulatory action or any actual inspection by FDA of ORGANICS' facilities or operations relating to Substance; and, (f) store, ship and dispose of all wastes generated as a result of its manufacture of Substance in accordance with all applicable laws and regulations. ENDEAVOR agrees that the results and observations made during any audits of ORGANICS conducted by or on behalf of ENDEAVOR in accordance with this Agreement are subject to the confidentiality provisions in
         Article 7 of this Agreement and will be supplied to ORGANICS in written form within sixty (60) days after such audit is completed.

4.10 Recall Procedure, Adverse Event Reporting, etc. IF ORGANICS learns of any information that might give rise to a recall or market withdrawal of Substance, then ORGANICS shall promptly provide notice thereof to ENDEAVOR. With respect to Product manufactured from Substance, any recall or market withdrawal shall be initiated at ENDEAVOR'S sole discretion, and ENDEAVOR shall be responsible for, and shall conduct, all interaction with FDA and other governmental authorities. To the extent possible under the circumstances, ENDEAVOR will inform ORGANICS simultaneous with informing FDA concerning any recall or market withdrawal of Product involving Substance. ORGANICS agrees to reasonably cooperate with ENDEAVOR in connection with any interactions or dealings with FDA, and to use reasonable best efforts to replace any Substance used in Product which has been recalled or withdrawn from the market due to a defect in such Substance, provided that such defect has been caused by ORGANICS' breach of its obligations under this Agreement, as soon as commercially practicable but not to exceed two hundred forty (240) days from written notification of ENDEAVOR's request for replacement.

Article 5.        Specifications, DMF, NDA Filing

5.1 Specifications. ORGANICS shall manufacture and supply Substance in accordance with the Specifications. The parties agree that neither party shall change the Specifications without the express written agreement of the other party. The parties further agree that if compendial or FDA requirements are changed and such changes require that the Specifications be modified to meet such changed compendial or FDA requirements, then the parties shall reasonably cooperate with each other to accomplish such modification with minimum disruption to the business interests of both parties. In the event that such modifications are required, ORGANICS shall: (a) follow the new requirements as soon as feasible with reasonable efforts; and, (b) except if otherwise agreed by the parties, provide ENDEAVOR the option to cancel, subject to the provisions of Section 4.3 of this Agreement, any purchase orders for Substance which are scheduled far manufacturing according to the previously relevant Specifications.

         Notwithstanding the provisions of Section 10.1 hereinbelow, ENDEAVOR shall purchase all such quantities of Substance meeting the previously relevant Specifications as ORGANICS has already started to produce, in whichever stage such production may be, according to ENDEAVOR'S firm orders; provided, however, if ENDEAVOR cannot use the Substance being produced, ORGANICS agrees to consult with ENDEAVOR and use commercially reasonable efforts to minimize costs to ENDEAVOR by taking actions to reduce ORGANICS' costs and pass any resulting savings on to ENDEAVOR.

5.2 DMF. ENDEAVOR expressly agrees that the manufacturing and control procedures and technology used by ORGANICS to manufacture Substance are, and shall remain, the property of ORGANICS, and are part of one or more ORGANICS' DMFs which are, and shall remain, the property of ORGANICS. ORGANICS agrees that so long as ENDEAVOR remains in compliance with the terms of this Agreement and so long as this Agreement remains in full force and effect, it will allow ENDEAVOR to reference the above mentioned DMFs for incorporation by reference of such parts thereof as may be required into ENDEAVOR'S NDA(s) for all Product derived from Substance under this Agreement. If this Agreement terminates in accordance with Article 8 hereof, ENDEAVOR may refer to such DMFs for a reasonable time, which shall not be less than the time required to sell sufficient Product to use inventory of Substance, provided it gives ORGANICS notice thereof.

Article 6.        Delta

6.1 ENDEAVOR Supply Obligations. ENDEAVOR shall supply sufficient quantities of Delta which meets the Delta Specifications and which is appropriate for use in manufacturing Substance to ORGANICS one hundred twenty (120) days in advance of the acknowledged shipment date of its purchase order(s). Accompanying each shipment of Delta, ENDEAVOR shall supply a certificate of analysis and shall advise ORGANICS of the value of such Delta for ORGANICS' use under Section 6.5. In the event ENDEAVOR fails to supply sufficient Delta in a timely manner, such failure shall relieve ORGANICS of its obligation(s) to supply hereunder to the extent of such failure.

6.2 Specifications for Delta. The parties agree that neither party shall change the Delta Specifications without the express written agreement of the other party.

6.3 Title; Risk of Loss. ENDEAVOR shall not charge, bill, or invoice ORGANICS for Delta when ORGANICS uses such Delta for compliance testing or in the manufacture of Substance. Legal title to Delta shall remain with ENDEAVOR while such Delta is in the possession or control of ORGANICS only until such time as the Delta is incorporated into ORGANICS' manufacturing process. Once incorporated into such process, legal title shall pass to ORGANICS. Should any Substance be rejected by ENDEAVOR subject to the provisions of Section 4.7, then ORGANICS shall be responsible for the value of the Delta which value shall be the amount paid by ENDEAVOR to its supplier for the relevant receipt(s) of Delta.

6.4 Use of Delta. ORGANICS may not use Delta for any purpose other than production of Substance for ENDEAVOR, which production shall include reasonable analysis and testing of Delta as necessary to: (a) comply with applicable government regulations, including GMPs; and, (b) control or improve its synthesis or processing of Substance. ORGANICS may not assign or deliver possession of Delta to any third party except small quantities to recognized testing laboratories without ENDEAVOR'S prior consent.

6.5 Insurance. The value of the Delta for insurance purposes shall be the amount set forth in Exhibit D unless and until ORGANICS shall be advised otherwise by ENDEAVOR pursuant to Section 6.1. ORGANICS shall be responsible to maintain property insurance coverage to protect the replacement value of Delta on a special perils basis, subject to a $1,000 deductible, on the inventory that is in its care, custody and control. In the event of destruction, loss, or damage then ORGANICS' liability to ENDEAVOR shall be limited to the lesser of the amount paid by ENDEAVOR to its supplier for such Delta or the amount set forth in Exhibit D.

Article 7.        Confidentiality

7.1 Confidential Information. It is acknowledged that the implementation of this Agreement, as well as the operations of the parties prior to execution of this Agreement will result and has resulted, in a continuous exchange of information and data as a result of which each of the companies will and has become more knowledgeable about the business and operations of the other as well as knowledgeable as to many material aspects involved in the manufacture and production of Substance, Product, product research and development, and Conjugated Estrogens and its finished products. Such information and data is herein referred to as "Confidential Information." In order to protect the business interests, trade secrets, and all areas deemed confidential by both parties hereto, the parties warrant and represent that they have kept and maintained as confidential, and agree in the future to so keep and maintain each other's Confidential Information, and agree as follows:

         (a) ENDEAVOR expressly agrees that all data, information and knowledge received by ENDEAVOR from ORGANICS relative to the business, operations, customers, sales, distribution, or suppliers, and/or to the manufacture, formulation or production of Conjugated Estrogens and/or other Estrogen Sulfates, whether Substance or other APIs, shall be deemed the Confidential Information of ORGANICS. Such Confidential Information of ORGANICS shall include that specifically revealed to ENDEAVOR by ORGANICS, as well as that acquired by ENDEAVOR through its observations, investigations and activities within the facilities of ORGANICS and also that acquired by ENDEAVOR from its patent counsel regarding ORGANICS' process for the synthesis of Substance. ENDEAVOR shall not disclose any Confidential Information of ORGANICS to any third party, nor shall ENDEAVOR use the Confidential Information of ORGANICS except for purposes provided for in this Agreement, or necessary to carry out the provisions of this Agreement. Specifically, all intellectual property, whether patented or not, trade secrets and know-how on the structure and formulation of

                  Substance and/or any other Estrogen Sulfate API, all items which contribute to the formulation of the key intermediates which are used to manufacture Substance, the stability thereof, techniques, evaluations, the formulations and related methods, know-how, data, design, formulas, compositions, specifications, compounds, materials, processes, discoveries, equipment, machines, inventions, trade secrets, methods, steps, procedures and/or computer programs related to the technology or methodology involved in the development, manufacture or production of Substance or other Estrogen Sulfate APIs, disclosed to ENDEAVOR by ORGANICS are and shall remain the property of ORGANICS and shall be deemed Confidential Information of ORGANICS as herein defined.

         (b) ORGANICS expressly agrees that all data information and knowledge received by ORGANICS from ENDEAVOR relative to the business, operations, customers, sales, distribution, or suppliers, and/or to the manufacture, formulation or production of its Products, whether utilizing Substance or other APIs, shall be deemed the Confidential Information of ENDEAVOR. Such Confidential Information of ENDEAVOR shall include that specifically revealed to ORGANICS by ENDEAVOR, as well as that acquired by ORGANICS through its observations, investigations and activities within the facilities of ENDEAVOR and also that acquired by ORGANICS or ORGANICS' legal counsel regarding ENDEAVOR'S intellectual property. ORGANICS shall not disclose any Confidential Information of ENDEAVOR to any third party, nor shall ORGANICS use the Confidential Information of ENDEAVOR except for purposes provided for in this Agreement, or necessary to carry out the provisions of this Agreement. Specifically, all intellectual property, whether patented or not, trade secrets, and know-how relating to the Products, Products' API, research and development projects relating to new products, the stability thereof, techniques, evaluations, the formulations and related methods, know-how, data, design, formulas, compositions, specifications, compounds, materials, processes, discoveries, equipment, machines, inventions, trade secrets, methods, steps, procedures and/or computer programs related to the technology or methodology involved in the development, manufacture or production of Products or research and development projects relating to new products, disclosed to ORGANICS by ENDEAVOR are and shall remain the property of ENDEAVOR and shall be deemed Confidential Information of ENDEAVOR as herein defined.

7.2 Obligation of Confidentiality. The obligation of confidentiality imposed by this Article 7 shall not apply to information which the receiving party can show in writing: (a) was in its possession prior to receipt from the disclosing party; (b) is now or hereafter comes into the public domain through no fault or the receiving party; (c) is acquired from a third party who is not obligated under an agreement of confidentiality to the disclosing party; (d) was subsequently developed independent of the disclosure; or (e) is required by law or regulations of federal or state governmental agencies to be disclosed.

         At the conclusion of this Agreement, by termination, expiration or otherwise, each party agrees to return forthwith all Confidential Information, including documents and computer files, and all copies thereof, disclosed by each party to the other except as required to be maintained by applicable governmental regulations, in which case the party so retaining such Confidential Information shall retain it only for the purposes so required by such governmental regulations. This confidentiality obligation shall survive the termination or expiration of this Agreement for any reason for a period of ten (10) years from the effective date thereof, or so long as the information continues to be deemed confidential by the original discloser, whichever is longer. The determination that the information continues to be deemed confidential shall be the sole prerogative of the original disclosing party, which shall be set forth in a written response to the receiving party upon written request by said party. The receiving party agrees to limit disclosure of the information imparted by the disclosing party to only those of its officers, agents and representatives as are necessary to carry out the purposes of this Agreement, and only to the extent reasonably necessary in accordance therewith, and, in each such instance, the receiving party shall require said individual(s) or companies to execute a confidentiality agreement requiring the same degree of confidentiality undertaken by this Article 7.

Article 8.        Term, Termination, Survival

8.1 Term. The Term of this Agreement shall commence on the later of the execution dates set forth at the end of this Agreement and shall continue in effect until terminated by one of the parties by providing written notice of such termination to the other party in accordance with this Article 8. Either party may terminate this Agreement without cause by notifying the other party of its intention to terminate thirty-six (36) months in advance of the effective date of said termination, provided, however, that neither party shall provide such notice prior to the seventh (7th) anniversary of the date of this Agreement.

8.2 Termination by ORGANICS. ORGANICS shall have the right to terminate this Agreement upon written notice to ENDEAVOR if any of the following events occur:

         (a) Material default shall be made by ENDEAVOR in the due observance or performance of any warranty, covenant or agreement of ENDEAVOR hereunder, and such default shall not have been cured (i) in the event of non-payment by ENDEAVOR within five ( 5 ) business days after receipt of written or Facsimile notice thereof from ORGANICS and (ii) other than that due to force majeure as outlined in Section 10.1 of this Agreement, in all other events within sixty (60) days after receipt of written notice thereof from ORGANICS. Provided that written or facsimile notice has been given, in the event of non-payment or a default in the performance of Section 9.8. ORGANICS may, at its sole discretion, delay shipment and/or cancel any or all existing acknowledged purchase orders and refuse to accept new orders, which actions shall not constitute a breach of this agreement by ORGANICS. Anything in this Section 8.2(a) to the contrary notwithstanding, ORGANICS may terminate this agreement immediately, upon written notice, in the event of a default by ENDEAVOR in the performance of
                  Section 9.8.

         (b) ENDEAVOR is declared insolvent or bankrupt by any court of competent jurisdiction, or a voluntary petition of bankruptcy or the equivalent thereof is filed in any court of competent jurisdiction by ENDEAVOR, or an, involuntary petition of bankruptcy (or the equivalent thereof) is filed in any court of competent jurisdiction against ENDEAVOR, and within forty-five (45) days thereafter shall not have been dismissed or stayed (or in the event of any such stay, such stay shall not thereafter have been set aside within forty-five (45)
                  days).

         (c) ENDEAVOR makes or executes an assignment for the benefit of creditors or the equivalent.

         (d) ENDEAVOR violates its obligations under Section 3.1 of this Agreement.

         (e) ENDEAVOR fails to file an NDA application for Product by December 31,2002, such application is not approved by December 31,2004, ENDEAVOR fails to begin marketing of a Product by June 30, 2005, ENDEAVOR withdraws its NDA application for all Products, or ENDEAVOR fails to place a purchase order with ORGANICS for Product during any eighteen
                  (18) month period.

8.3 Termination by ENDEAVOR. ENDEAVOR shall have the right to terminate this Agreement upon written notice to ORGANICS if any of the following events occurs:

         (a) Material default shall be made by ORGANICS in the due observance or performance of any warranty, covenant or agreement of ORGANICS hereunder, other than that due to force majeure as outlined in Section 10.1 of this Agreement. and such default shall not have been cured within sixty (60) days after receipt of written notice thereof from ENDEAVOR. The parties agree that ORGANICS shall not be considered to be in material default for failing to supply Substance to ENDEAVOR if the DMF for Delta is deficient and such deficiency is the cause of the default.

         (b) ORGANICS is declared insolvent or bankrupt by any court of competent jurisdiction, or a voluntary petition of bankruptcy or the equivalent thereof is filed in any court of competent jurisdiction by ORGANICS, or an involuntary petition of bankruptcy (or the equivalent thereof) is filed in any court of competent jurisdiction against ORGANICS, and within forty-five (45) days thereafter shall not have been dismissed or stayed (or in the event of any such stay, such stay shall not thereafter have been set aside within forty-five (45)
                  days).

         (c) ORGANICS makes or executes an assignment for the benefit of creditors or the equivalent.

8.4 Effect of Termination, Survival. The termination of this Agreement by either party pursuant to this Article 8 shall not bar the party terminating the Agreement from pursuing any and all of its other legal and equitable remedies against the other party including, without limitation, monetary damages for breach of contract. Such termination shall not release either party from any obligations hereunder, nor shall it affect the various representations, warranties, and agreements provided in Articles 9 and 10, inter alia, which are intended and shall be deemed to survive such termination.

8.5 Negotiation and Mediation Prior to Termination in Certain Cases. Prior to the service of notice of termination by ORGANICS for any reason other than non-payment by ENDEAVOR or termination based upon Sections 8.2(b), 8.2(c) or 9.8 hereof, and prior to the service of notice of termination by ENDEAVOR for any reason other than termination based upon Section 8.3(b) or (c) hereof, the parties shall attempt to resolve any dispute contributing or relating to grounds for termination by mediation under the then current CPR Mediation Procedure. Unless otherwise agreed, the parties shall select a mediator from the CPR Panels of Distinguished Neutrals. If such dispute has not been resolved within thirty (30) days of the initiation of such procedure, the party or parties desiring to serve such notice of termination may do so.

Article 9.        Warranty; Indemnity

9.1 ORGANICS Warranty. ORGANICS makes the following limited warranties with respect to all Substance delivered to ENDEAVOR under this Agreement:
         (a) that Substance shall (i) conform
         to applicable GMPs, the applicable ORGANICS DMF and the Specifications at the time of shipment, and shall conform to the stability commitments contained in ORGANICS' DMF or otherwise provided by ORGANICS to FDA; and, (ii) no article delivered to ENDEAVOR shall be adulterated or misbranded within the meaning of the United States Federal Food, Drug and Cosmetic Act, or be an article which may not, under the provisions of Sections 404 and 505 of the Act, be introduced into interstate commerce; and, (b) that ORGANICS shall comply with applicable GMPs in the production of Substance, including additions and amendments to such regulations during the Term of this Agreement; and, (c) that ORGANICS shall comply with all other material statutes and regulations applicable to the manufacture and supply of Substance at the time of production, storage, and shipment including, without limitation, those relating to the generation, storage, shipment and disposal of waste; and, (d) that ORGANICS has all right, title and interest in and to the technology and processes used to produce Substance and that its production of Substance shall not infringe a patent or the intellectual property rights of any third party *.

         ENDEAVOR expressly agrees that ENDEAVOR and/or any other parties involved in the formulation, manufacturing and distribution of Product are solely responsible for Product stability and that ORGANICS' warranty obligations with respect to stability extend solely to Substance.

         In no event does ORGANICS warrant that Substance will meet Specifications after its labeled re-evaluation date has passed and, under such circumstances, ORGANICS will neither replace Substance nor refund the amount paid by ENDEAVOR. Except where the provisions of
         Section 4.7 apply, in the event that ENDEAVOR and ORGANICS disagree with respect to the current potency of Substance under this warranty, then ORGANICS' analysis of ORGANICS' retained stability sample of the specific Batch of Substance in question shall be the sole determination of the potency of Substance. Analytical data generated by ORGANICS in connection with a claim under this warranty shall be supplied to ENDEAVOR upon request. Notwithstanding the above, ORGANICS will not and does not warrant that Substance will meet Specifications if ENDEAVOR or its agents and/or its Contract Manufacturer has not stored and/or handled such Substance according to labeling, and in compliance with relevant GMPs. These limited warranties are extended to ENDEAVOR and shall not be assignable, transferable, or extended to any other party except under the provisions of Section 10.3 herein.

         IN NO EVENT SHALL ANY ORAL OR WRITTEN INFORMATION OR ADVICE GIVEN BY ORGANICS, ITS EMPLOYEES, DISTRIBUTORS, DEALERS OR AGENTS INCREASE THE SCOPE OF THE WARRANTIES IN THIS AGREEMENT OR CREATE ANY NEW WARRANTIES HEREUNDER. THESE LIMITED WARRANTIES ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. ALL OTHER WARRANTIES, BOTH EXPRESS AND IMPLIED, ARE HEREBY EXPRESSLY EXCLUDED.

9.2 ENDEAVOR Warranty. ENDEAVOR makes the following warranties: (a) that Delta delivered to ORGANICS hereunder shall comply with the Delta Specifications; (b) that no article delivered hereunder to ORGANICS by or on behalf of ENDEAVOR shall be adulterated or misbranded within the meaning of the United States Federal Food, Drug and Cosmetic Act, or be an article which may not, under the provisions of Sections 404 and 505 of the Act, be introduced into interstate commerce; (c) that the manufacture and supply of Product and the manufacture and supply of Delta will be in compliance with applicable GMPs and any other applicable FDA requirements and all applicable Local or national laws, rules and regulations governing the use and storage of Substance and the manufacture, use and storage of Product; and, (d) that


* Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

         ENDEAVOR has the right to provide Delta to ORGANICS and that: (i) the manufacture, importation, use, transfer, or sale of Delta and/or the use of Delta and/or its salts or esters in the processing, production or formulation of Substance; and, (ii) the formulation, sale or distribution of my Product containing Substance, do not infringe any patent *.

9.3 Reciprocal Warranty and Representation Regarding Debarment. Each party warrants and represents to the other that none of its employees, officers, directors or agents has been: (a) debarred, or convicted of a crime for which a person can be debarred, under section 306(a) of the U.S. Federal Generic Drug Enforcement Act of 1992, as amended; or, (b) knowingly threatened with debarment or indictment for such a crime. If any such debarment or conviction occurs while this Agreement is in force and effect, then the party involved with such debarment or conviction shall promptly provide written notification to the other party.

9.4 ORGANICS Indemnification for Claims other than Parent Infringement. Except for Claims alleging patent infringement, ORGANICS will indemnify and hold harmless ENDEAVOR and its officers, directors and employees against any loss, damage, action, suit, claim, demand, prosecution, liability or expense, including reasonable attorney's fee and costs (all referred to hereinafter in Article 9 as "Claim") that may be brought, instituted or arise against or be incurred by ENDEAVOR or any such officer, director or employee which involves or is related to Substance (including, without limitation, product liability Claims) only if and to the extent such Claim is based on or arises out of: (a) ORGANICS' failure to manufacture and supply Substance in accordance with the Specifications; or, (b) the failure of any Substance supplied by ORGANICS to comply with the warranty described in Section 9.l(a),
         (b) or (c) herein.

         In the event that any Product manufactured by or on behalf of ENDEAVOR from Substance is recalled from the market then all of the expenses attendant thereto, including, without limitation, shipping, insurance, loss of profit, credits, returns, rebates, and any other costs incidental or consequential thereto, shall be the sole responsibility of ENDEAVOR unless the cause of such recall, which shall be established by independent and competent authority, is shown to be due to the failure of any Batch of substance used in the recalled Product to comply with the warranty described in Section 9.l(a), (b) or (c) of this Agreement. In such event, ORGANICS indemnification of ENDEAVOR for such recall costs shall be limited to the value or cost of Substance and ENDEAVOR'S out-of-pocket costs for direct labor and materials used in the recalled Product.

9.5 ENDEAVOR Indemnification for Claims other than Patent Infringement. Except for Claims alleging patent infringement, ENDEAVOR will indemnify and hold harmless ORGANICS and its officers, directors and employees against any Claim that may be brought, instituted or arise against or be incurred by ORGANICS or any such officer, director or employee which involves or is related to Product (including, without limitation, product liability Claims) only if and to the extent such Claim is based on or arises out of the use or transfer by ENDEAVOR or any ENDEAVOR Contract Manufacturer, distributor or Co-marketer, of Substance, or arises out of the manufacture, supply, use, transfer and/or sale of Product by, for, or on behalf of ENDEAVOR or any ENDEAVOR distributor or Co-marketer, including, without limitation, any investigation by a government agency, or any Claim for personal injury or property damage asserted by any user of such Product, except in each case to the extent such Claim is based on or arises out of: (a) ORGANICS' failure to manufacture and supply Substance in accordance with the Specifications; or (b) the failure of any Substance supplied by ORGANICS to comply with the warranty described in Section 9.l(a), (b) or (c) herein.


* Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

9.6 ORGANICS Indemnification for Claims of Patent Infringement. If any third party institutes a Claim against ENDEAVOR which is based upon a breach of the warranty contained in Section 9.l(d) then ORGANICS will indemnify and hold harmless ENDEAVOR and its officers, directors and employees against any such Claim that may be brought, instituted or arise against, or be incurred by ENDEAVOR or any such officer, director or employee.

9.7 ENDEAVOR Indemnification For Claims of Patent Infringement. If any third party institutes a Claim against ORGANICS which is based upon a breach of the warranty contained in Section 9.2(d) then ENDEAVOR shall indemnify and hold harmless ORGANICS and its officers, directors and employees against any such Claim that may be brought, instituted or arise against, or be incurred by ORGANICS or any such officer, director or employee. This indemnification as it applies to Delta shall not apply in the event that ORGANICS changes the Substance synthesis process as it relates to Delta so that the actual process utilized is different from that contained in the sealed archived copy of the process retained by ENDEAVOR patent counsel under a separate agreement.

9.8      Funding of Obligations under Section 9.7.

         (a) On or before October 1, 2001, or such later date to which ORGANICS may consent in writing, ENDEAVOR shall establish a separate bank account (the "Account") which shall be maintained until the end of the thirty-sixth (36th) month-following the date (the "Introduction Date") on which the first (1st) Product is sold in the United States pursuant to an approved NDA.

         (b) ENDEAVOR shall maintain the following balances in the Account less any amounts actually paid to fulfill its obligations under Section 9.7 hereof:

----- ------------------------------------------------------------------ -------
                                  Time Period                            Balance
----- ------------------------------------------------------------------ -------
      For the period beginning on October 1, 2001 and ending on the         *
      earlier of (i) the date on which an NDA for a Product is approved;
      (ii) the date on which ENDEAVOR issues its first press release or public comment regarding the first Product; (iii) the date on which a suit is filed which suit includes a claim based upon a breach of warranty contained in Section 9.2(d); or, (iv) the date of a public threat of the filing of a suit which would include a claim based upon a breach of warranty contained in Section 9.2(d)
      (the earliest date under (i), (ii), (iii) or (iv) above referred to as the "Public Date").
----- ------------------------------------------------------------------ -------
      For the period beginning on the Public Date and ending on             *
      the date  twelve (12) months after the Introduction Date.
----- ------------------------------------------------------------------ -------
      For the period beginning twelve (12) months after the                 *
      Introduction Date and ending twenty-four (24) months after the Introduction Date.
----- ------------------------------------------------------------------ -------
      For the period beginning twenty-four (24) months after the            *
      Introduction Date and ending thirty-six (36) months after
      the Introduction Date.
----- ------------------------------------------------------------------ -------

* Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

         (c) ENDEAVOR shall make appropriate arrangements with the bank at which the Account is maintained to permit the President and the Chief Financial Officer of ORGANICS to make independent balance inquiries regarding the Account at any time or times during normal business hours desired by such officer of ORGANICS.

         (d) ENDEAVOR shall use any funds required to be maintained in the Account solely for the purpose of fulfilling its obligations under Section 9.7 hereof.

         (e) The Account balances provided for in Section (b) above shall not be interpreted as a limit on ENDEAVOR's obligations pursuant to Section 9.7 hereof.

9.9      Assertion of Claims.

         (a) Each indemnified party agrees to give the indemnifying party prompt written notice of any Claim or discovery of fact upon which such indemnified party intends to base a request for indemnification under Sections 9.4, 9.5, 9.6 or 9.7 of this Agreement.

         (b) Each party shall furnish promptly to the other, copies of all papers and official documents received in respect of any Claim. The indemnified party will cooperate with the indemnifying party in providing witnesses and records necessary in the defense against any Claim under appropriate confidentiality agreements,

         (c) With respect to any Claim relating solely to the payment of money damages and which will not result in the indemnified party becoming subject to injunctive or other relief, and as to which the indemnifying party shall have acknowledged in writing the obligation to indemnify the indemnified party hereunder, the indemnifying party shall have the sole right to defend, settle or otherwise dispose of such Claim on such terms as the indemnifying party, in its sole discretion, shall deem appropriate.

         (d) The indemnifying party shall obtain the written consent of the indemnified party, which shall not be unreasonably withheld, prior to ceasing to defend, settling or otherwise disposing of any Claim if as a result thereof the indemnified party would become subject to injunctive or other equitable relief or any remedy other than the payment of money, which payment would be the responsibility of the indemnifying party.

         (e) The indemnifying party shall not be liable for any settlement or other disposition of a Claim by the indemnified party which is reached without the written consent of the indemnifying party.

         (f) Except as provided above, the reasonable costs and expenses, including reasonable fees and disbursements of counsel incurred by any indemnified party in connection with any Claim, shall be reimbursed on a quarterly basis by the indemnifying party, without prejudice to the indemnifying party's right to contest the indemnified party's right to indemnification and subject to refund in the event the indemnifying party is ultimately held not to be obligated to indemnify the indemnified party.

9.10 Third Party License. Nothing in this Agreement shall prevent ORGANICS or ENDEAVOR, in either case solely at its own expense, from obtaining a license or other rights from any third party that ORGANICS or ENDEAVOR, as the case may be, deems appropriate in order to permit it the full and unhindered exercise of the making, using, or selling of Substance or Product, as the case may be. The party seeking to obtain such license or other rights from a third party shall promptly notify the other party in writing of its intention to do so.

Article 10.       Miscellaneous

10.1 Force Majeure. If the performance of any obligation under this Agreement by either party is prevented, restricted, interfered with or delayed, either directly or indirectly, by reasons of any cause beyond the reasonable control of the party required to perform, including, but not limited to: adverse weather conditions, fire, flood, acts of God, accidents, explosions, strikes or other labor disturbances, civil commotions, riots, rebellions, wars or restraints, requisitions, new regulations or directions of the United States or other relevant government, mandatory compliance by ORGANICS or ENDEAVOR with any request of such government, or any officer, department, agency or committed thereof that represents a change in policy or a new undertaking, or shortages of or inability to obtain fuel or power, or inability to obtain or delay in transportation facilities, unless conclusive evidence to the contrary is provided, the party so affected shall, upon giving prompt written notice to the other party (including a full description of particulars), be excused From such performance and shall not be deemed to be in breach of this Agreement to the extent and duration of such prevention, restriction, interference or delay provided that the affected party shall use its reasonable best efforts to avoid or remove such causes of non performance and shall continue performance with the utmost dispatch whenever such causes are removed.

         If the Force Majeure in question prevails for a continuous period in excess of six (6) months, the parties shall enter into bona fide discussions with a view to alleviating its effects or to agreeing upon such alternative arrangements as may be fair and reasonable.

10.2 Notices. All notices given under this Agreement shall be in writing and shall be personally delivered by a reputable express delivery service or mailed by certified first class mail, return receipt requested, to the party for which it is intended at its address as set forth below, or at such other address as the addressee may have designated to the other party in writing. Any notice shall be deemed given only upon actual delivery thereof at the proper address. Routine correspondence may be transmitted by telefax machine and confirmed by the sender's telefax machine of the recipient's telefax machine number set forth below.

         All notices to ORGANICS, other than routine correspondence relating to and including purchase orders, forecasts, invoices and revisions shall be addressed to:

                Attention:                Lois K. Kicks
                                          President
                                          ORGANICS/LaGrange, Inc.
                                          1935 Techny Road, Suite 14
                                          Northbrook, IL  60062

                With a copy to:           Lael F. Johnson
                                          Schiff Hardin & Waite
                                          6600 Sears Tower
                                          Chicago, Illinois 60606

         Routine correspondence relating to and including purchase orders, forecasts and revisions to ORGANICS shall be addressed to:

                Attention:                Sales Department
                                          ORGANICS/LaGrange, Inc.
                                          1935 Techny Road, Suite 14
                                          Northbrook, IL 60062
                                          Telefax 847-480-1801

         All notices to ENDEAVOR other than routine correspondence relating to and including purchase orders, forecasts and revisions shall be addressed to:

                Attention:                R. Forrest Waldon
                                          President and Chief Executive Officer
                                          Endeavor Pharmaceuticals, Inc.
                                          127 Racine Drive, Suite 202
                                          Wilmington, NC 28403

                With a copy addressed to:

                Attention:                CHIEF FINANCIAL OFFICER
                                          Endeavor Pharmaceuticals, Inc.
                                          127 Racine Drive, Suite 202
                                          Wilmington, NC 28403

         Routine correspondence addressed to ENDEAVOR relating to and including purchase orders, forecasts, and revisions shall be addressed to:

                Attention:                Angela Davis
                                          Associate Director, Project Management
                                          Endeavor Pharmaceuticals, Inc.
                                          127 Racine Drive, Suite 202
                                          Wilmington, NC 28403
                                          Telefax 910-790-9041

         Either party may notify the other party from time to time of any change of address for notices required by this Agreement.

10.3 Assignment. This Agreement shall not be assignable in whole or in part by either party without the prior written consent of the other party, except that either party may assign this Agreement to a successor in interest which succeeds to such interest by merger, consolidation, or purchase of all or substantially all of the assets of the party, or the sale of all or substantially all of a party's business dedicated to the Product(s).

10.4 Superiority of Agreement and Amendments. The parties agree that the provisions of this Agreement, together with any amendments thereto shall constitute the full and complete agreement by and between the parties and shall prevail over any inconsistent previous understandings. This Agreement may not be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. The parties also agree that the provisions of this Agreement together with any amendments adopted under the provisions of this Section 10.4 shall be superior to and prevail over any conflicting provisions contained in any purchase order, acknowledgment, or confirmation.

10.5 Waiver. No waiver by any party hereto or any breach or anticipated breach of any provision hereof by the other party shall be deemed a waiver of any other contemporaneous, preceding or succeeding breach or anticipated breach, whether or not similar.

10.6 Law Governing, etc. This Agreement shall be governed and construed in accordance with the laws of the State of Illinois except for its choice of law provisions.

10.7 Negation of Agency. Nothing herein contained shall be deemed to create an agency, joint venture, amalgamation, partnership, or similar relationship between ORGANICS and ENDEAVOR.

10.8 Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.9     Severability.


         (a) If any of the terms of this Agreement; not material to the remaining portions hereof, shall be held illegal, void or ineffective, the remaining terms hereof shall remain in full force and effect.

         (b) If any of the terms of this Agreement are in conflict with any applicable statute or rule of law, then such terms shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law.

         (c) In the event that the terms of this Agreement are materially altered as a result of Sections 10.9 (a) or (b), the parties shall in good faith re-negotiate the terms and conditions of this Agreement to resolve any inequities.

10.10 Headings. Underlined Article, Section and/or paragraph headings contained in this Agreement are included for convenience only and form no part of this Agreement.

10.11 Publicity. No public announcement concerning the existence or the terms of this Agreement shall be made, either directly or indirectly, by either party to this Agreement, except as may be legally required by law or judicial order, without first obtaining the written approval of the other party and agreement upon the nature, text and timing of such announcement, which approval and agreement shall not be unreasonably withheld. The party desiring to make any such public announcement shall provide the other party with a written copy of the proposed announcement in reasonably sufficient time prior to public release to allow such other party to comment upon such announcement prior to public release and to allow the first party to incorporate any suggested changes into such announcement. ENDEAVOR shall not issue any press release or make any public announcement which includes the name "ORGANICS" or "ORGANICS/LaGrange, Inc.," or otherwise uses the name "ORGANICS" or "ORGANICS/LaGrange, Inc." in any statement or document (except between the parties hereto) except with the prior written consent of ORGANICS. ORGANICS shall not issue any press release or make any public announcement which includes the name "ENDEAVOR" or "ENDEAVOR PHARMACEUTICALS, Inc." or otherwise uses the name "ENDEAVOR" or "ENDEAVOR PHARMACEUTICALS, Inc." in any statement or document (except between the parties hereto) except with the prior written consent of ENDEAVOR.

         If ENDEAVOR concludes that this Agreement must be filed with the Securities and Exchange Commission or any other securities regulatory agency, ENDEAVOR shall give written notice to ORGANICS as far in advance prior to such filing as reasonably possible and shall give reasonable consideration to the advice and suggestions of ORGANICS regarding the portion or portions of such Agreement or exhibits thereto as to which confidential treatment will be requested. ENDEAVOR shall give ORGANICS advance notice of the expiration of confidential treatment granted by the Securities and Exchange Commission with respect to any portion or portions of this Agreement and shall give reasonable consideration to the advice and suggestions of ORGANICS regarding a request for extensions of such period of confidential treatment. ENDEAVOR and ORGANICS agree that each of them shall, in the conduct of their business, treat as confidential any portion or portions of this Agreement as to which the Securities and Exchange Commission shall have granted confidential treatment.

10.12    Dispute Resolution.

         (a) Negotiations Between Executives. The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy and who are officers of the parties' corporations. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within fifteen (15) days after delivery of the notice, the receiving party shall submit to the other a written response. The notice and the response shall include (i) a statement of each party's position and a summary of arguments supporting that position, and (ii) the name and title of the executive who will represent that party and any other person who will accompany the executive. Within thirty (30) days after delivery of the disputing party's notice, the executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary to attempt to resolve the dispute. All reasonable requests for information made by one party to the other will be honored.

                  All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence

         (b) Mediation. If the dispute has not been resolved by negotiation within forty-five (45) days of the disputing party's notice, or if the parties failed to meet within thirty (30) days, the parties shall attempt to settle the dispute by mediation under the then current CPR Mediation Procedure. Unless otherwise agreed, the parties will select a mediator from the CPR Panels of Distinguished Neutrals.

         (c) Arbitration. Any dispute arising out of or relating to this Agreement or the breach, termination or validity thereof which has not been resolved by the non-binding procedure specified in Section 10.12(b) above within ninety (90) days of the initiation of such procedure, shall be submitted to binding arbitration to be administered by the American Arbitration Association ("AAA") under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The parties agree that the AAA Optional Rules for Emergency Measures of Protection shall apply to the proceedings. The arbitration shall be conducted in Washington, D.C. before a panel of three
                  (3) arbitrators, and the arbitrators shall have power to fashion any and all remedies that would be within the authority and discretion of a Federal District Court hearing the same dispute.

                  It is the intention of the parties that discovery, although permitted as described herein, will be limited except in exceptional circumstances. The arbitrator shall permit such limited discovery necessary for an understanding of any legitimate issue raised in the procedure, including the production of documents. Each party shall be permitted, but not required, to take the deposition of not more than five (5) persons, each such deposition nor to exceed ten (10) hours in length. If the arbitrator believes that exceptional circumstances exist, and additional discovery is necessary for a full and fair resolution of the issue, he or she may order such additional discovery as he or she deems necessary. At the hearing the parties may present testimony (either by live witness or deposition) and documentary evidence. The arbitrator shall have sole discretion with regard to the admissibility of any evidence and all other matters relating to the conduct of the hearing.

                  The statute of limitations of the State of Illinois applicable to the commencement of a lawsuit shall apply to the commencement of an arbitration hereunder, except that no defenses shall be available based upon the passage of time during any negotiation or mediation called for by the preceding paragraphs of this Section 10.12.

10.13 Continuing Performance. During the term of any negotiation and/or mediation pursuant to Section 8.5 above, and/or arbitration according to Section 10.12 above, ORGANICS shall continue to supply and ENDEAVOR shall continue to purchase Substance hereunder pending resolution of, and subject to the outcome of, such dispute and such obligations may be enforced by means of an appropriate equitable remedy in an arbitration proceeding as herein specified. Such continuing performance obligation of ORGANICS shall be contingent upon ENDEAVOR's tender of full payment for each order of Substance according to the terms and conditions of this Agreement. ORGANICS' obligation of continuing performance pursuant to this Section 10.13 shall cease in the event ORGANICS terminates the Agreement pursuant to Sections 8.2(b) or 8.2(c), or ENDEAVOR breaches its obligations under Sections 2.4(c) or 9.8.

10.14 No Third Party Beneficiaries. Nothing in this Agreement is intended to benefit and shall not be deemed to benefit any person or entity that is not a party hereto, or create any third party beneficiary rights.

10.15 Successors Bound. All covenants, promises, representations and agreements herein contained shall be binding upon, apply and inure to the benefit of ORGANICS and ENDEAVOR and their respective heirs, legal representatives, successors and assigns. Any necessary grammatical changes required to make the provisions of this Agreement apply either to corporations or individuals, men or women, singular or plural, shall in all cases be assumed as though in each case fully expressed.

WITNESS the signatures on behalf of the parties hereto by their duly authorized representatives as of the 24th day of October, 2000.


ORGANICS/LAGRANGE, INC.              ENDEAVOR PHARMACEUTICALS, INC.



By /s/ Lois K. Hicks                 By   /s/ R. Forrest Waldon
   -----------------------------       -----------------------------------------
   Lois K. Hicks                       R. Forrest Waldon
   President                           President and Chief Executive Officer

                                    EXHIBIT A


                                        *


* Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

                                    EXHIBIT B


                                        *

* Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

                                    EXHIBIT C


                                        *
















* Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

                                    EXHIBIT D


                                        *


* Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.